EXHIBIT 99.1

FOR IMMEDIATE RELEASE
THURSDAY, JULY 26, 2007

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
(919) 913-1030	(919) 913-1044

POZEN REPORTS SECOND QUARTER 2007 RESULTS

Chapel Hill, N.C., July 26, 2007 — POZEN Inc. (NASDAQ: POZN), today announced results for the second quarter ended June 30, 2007.

Second-Quarter Results

POZEN reported a net loss of $3.8 million, or $0.13 loss per share, for the second quarter of 2007, compared to a net loss of $8.4 million, or $0.29 loss per share, for the second quarter of 2006.

For the second quarter of 2007, POZEN reported revenue of $11.9 million as compared to $0.9 million for the second quarter of 2006.  The increase in revenue was primarily due to amortization of upfront payments received pursuant to a collaboration agreement with AstraZeneca on the PN program and revenue from development work performed under the agreement.

Operating expenses for the second quarter of 2007 totaled $16.5 million as compared to $9.7 million for the comparable period in 2006. The increase in operating expenses was primarily due to an increase in costs associated with the PN program.

At June 30, 2007, cash, cash equivalents and short-term investments totaled $53.7 million compared to $62.6 million at December 31, 2006.  POZEN has an $8.0 million receivable balance due from AstraZeneca at June 30, 2007.

Six-Month Results

POZEN reported a net loss of $5.9 million, or $0.20 loss per share, for the six-month period ended June 30, 2007, compared with a net loss of $14.9 million, or $0.51 loss per share, for the same period in 2006.

For the six months ended June 30, 2007, POZEN reported revenue of $19.6 million compared to $3.1 million for the same period in 2006. The increase in revenue was primarily due to amortization of upfront payments received pursuant to a collaboration agreement with AstraZeneca on the PN program and revenue from development work performed under the agreement.

Operating expenses for the six months ended June 30, 2007 were $27.1 million as compared to $18.9 million for the comparable period in 2006.  The increase in operating expenses was primarily due to increase in costs associated with the PN program.

Corporate Highlights

The PN 400 anti-secretory study demonstrated significant acid inhibition.  The interim look at the PN 200-301 (naproxen/omeprazole) study indicates a statistically significant difference in favor of PN versus naproxen relative to the difference in patients with gastric ulcers at six months.  Per our agreement with AstraZeneca, they will determine whether to proceed with the Phase 3 studies after they have had a suitable opportunity to evaluate the information.

POZEN had discussions with the FDA regarding the PA 325 development program.  The FDA agreed that we can follow a similar regulatory pathway as agreed upon for the PN program.   POZEN plans to be in a position to start the Phase 3 studies as early as the first quarter of 2008.

In July, the company announced that it reached an agreement to amicably settle the consolidated class action lawsuit filed in the United States District Court for the Middle District of North Carolina.  The settlement agreement, which remains subject to court approval, will be funded entirely with proceeds from the company’s directors and officers’ liability insurance.

Financial Guidance

We are not in a position to provide guidance for the third quarter or 2007 year until we determine when the various phase 3 PN studies can begin and the expected pace of enrollment.  We believe we will be in a better position to provide guidance for the year when we report the financial results for the third quarter of 2007.

Second-Quarter Results Webcast

POZEN will hold a webcast to present second quarter results and management’s outlook on Wednesday, July 26, 2007 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions.  POZEN has development and commercialization alliances with GlaxoSmithKline for the proposed product candidate Trexima™ combining sumatriptan, formulated with RT Technology™, and naproxen sodium in a single tablet for the acute treatment of migraine, which is currently under review by the United States Food and Drug Administration, and with AstraZeneca for proprietary fixed dose combinations of naproxen with the proton pump inhibitor esomeprazole magnesium in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers.  The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates;  uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended March 31, 2007.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Licensing revenue	$11,934,383	$886,800	$19,590,387	$3,123,800
Operating expenses:
General and administrative	2,924,565	3,078,544	6,155,104	6,731,014
Research and development	13,603,599	6,659,465	20,908,017	12,147,643
Total operating expenses	16,528,164	9,738,009	27,063,121	18,878,657
Interest income, net	746,706	430,436	1,536,019	889,293
Net loss attributable to common stockholders	$(3,847,075)	$(8,420,773)	$(5,936,715)	$(14,865,564)

Basic net loss per common share	$(0.13)	$(0.29)	$(0.20)	$(0.51)

Shares used in computing basic net loss per common share	29,502,372	29,164,333	29,485,882	29,139,452

Diluted net loss per common share	$(0.13)	(0.29)	$(0.20)	(0.51)

Shares used in computing diluted net loss per common share	29,502,372	29,164,333	29,485,882	29,139,452

POZEN Inc.
Balance Sheets
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$17,339,455	$26,296,884
Investments	36,384,328	36,285,102
Accounts Receivable	8,030,914	3,267,153
Prepaid expenses and other current assets	555,359	1,108,506
Total current assets	62,310,056	66,957,645
Equipment, net of accumulated depreciation	153,240	183,468
Total assets	$62,463,296	$67,141,113

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,762,520	$965,563
Accrued compensation	1,029,167	1,434,591
Accrued expenses	4,487,115	1,756,300
Deferred revenue	13,468,200	14,870,200
Total current liabilities	21,747,002	19,026,654

Long-term liabilities:
Deferred revenue	18,000,000	24,000,000
Total liabilities	39,747,002	43,026,654

Total stockholders’ equity	22,716,294	24,114,459
Total liabilities and stockholders’ equity	$62,463,296	$67,141,113

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